Exhibit 8.1

LIST OF SUBSIDIARIES OF AUDIOCODES LTD.

Name of Subsidiary	Place of Incorporation
AudioCodes Inc.	Delaware, USA
AudioCodes Development Ltd	Beer Sheva, Israel